SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2012

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

331 East Evelyn Avenue

Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. David Chung joined Conceptus, Incorporated (the “Company”) on August 13, 2012 to the newly created position of Chief Commercial Officer and Executive Vice President, effective immediately. Mr. Chung will lead the Company’s global sales and marketing strategies and will report to the Company’s President and Chief Executive Officer, D. Keith Grossman.

Previously Mr. Chung was the President and Chief Executive Officer of Mitralis Medical, an early-stage transcatheter mitral valve repair company since 2011. Prior to Mitralis Medical, he was at Edwards Lifesciences/Baxter Healthcare for 15 years where he held sales, marketing, and operations leadership positions with increasing scale and responsibility. From 2008 to 2011, Mr. Chung served as Global Vice President, Commercial Operations, Heart Valve Therapy, and from 2003 to 2008 as Vice President, Sales and Marketing, Heart Valve Therapy. From 1996 to 2003, Mr. Chung held a variety of sales, sales operations and marketing positions for Edwards.

Prior to Edwards Lifesciences, Mr. Chung held sales positions at Pfizer-Schneider Interventional Cardiology from 1994 to 1996 and Pfizer-Pharmaceuticals Roerig Division from 1991 to 1994.

Mr. Chung served as a PATRIOT Missile officer in the United States Army from 1988 to 1991 and received a B.S. degree in General Engineering and International Relations at the United States Military Academy at West Point.

In connection with Mr. Chung’s appointment, the Company issued a press release announcing the addition to management and is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Press Release dated August 13, 2012 - Conceptus® Names David H. Chung as New Chief Commercial Officer

99.1	Employment Agreement, dated August 13, 2012 between Mr. David Chung and Conceptus Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Operations and Chief Financial Officer

Dated: August 13, 2012